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                                                                     EXHIBIT 5.7
            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                 March 19, 2003

      URS Corporation Group Consultants
      c/o URS Corporation
      100 California Street
      Suite 500
      San Francisco, CA 94111


            Re:  URS Corporation Group Consultants
                 Registration Statement on Form S-4

      Ladies and Gentlemen:


      We have acted as special counsel to URS Corporation Group Consultants ("URSGC"), a New York corporation and a subsidiary of URS Corporation, a Delaware corporation (the "Company"), in connection with the public offering by the Company of $200,000,000 aggregate principal amount of the Company's 11.5% Senior Notes due 2009 (the "Exchange Notes") that are guaranteed by certain of the Company's subsidiaries (the "Guarantors"), including the guaranty of the Exchange Notes by URSGC (the "Guaranty"). The Exchange Notes and the Guaranty are to be issued pursuant to an exchange offer (the "Exchange Offer"), in exchange for a like principal amount of the Company's issued and outstanding 11.5% Senior Notes due 2009 that are also guaranteed by the Guarantors, under an Indenture, dated as of August 22, 2002 (the "Indenture"), by and among the Company, the Guarantors and U.S. Bank, N.A., as trustee, as contemplated by the Registration Rights Agreement, dated as of August 22, 2002, by and among the Company and the Initial Purchasers named therein.

      This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) an executed copy of the Indenture; (ii) the certificate of incorporation and bylaws of URSGC, each as amended to the date hereof; (iii) certain resolutions adopted by the Board of Directors of URSGC; (iv) a certificate dated March 13, 2003 of the Secretary of State of the State of New York Department of State (the "New York Certificate"); and (v) the form of the Exchange Notes, including the form of the Guaranty. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of URSGC and such agreements, certificates of public officials, certificates of officers or other representatives of URSGC and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein
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that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of URSGC and others and of public officials.

      We express no opinion as to the laws of any jurisdiction other than the Business Corporation Law of the State of New York. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect. The opinion set forth in paragraph 1 is based solely upon the New York Certificate.

      Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

      1. URSGC is validly existing in good standing under the laws of the State of New York.

      2. URSGC has the corporate power and authority to execute and deliver the Guaranty and to consummate the transactions contemplated thereby.

      3.    The Guaranty has been duly authorized by URSGC.

      4. The Indenture has been duly authorized, executed and delivered by URSGC.


      We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement filed by the Company and the Guarantors with respect to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP